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                                                                    EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (the "Agreement"), dated as of this 10th day of May, 1998, by and between (a)(i) A&A Greenbrier, Inc. ("AAG") as to the portion of the Project (hereinafter defined) listed on Exhibit A-1 attached hereto, (ii) A&A Northpointe B, Inc. ("AANB") as to the portion of the Project listed on Exhibit A-2 attached hereto, (iii) A&A Northpointe C, Inc. ("AANC") as to the portion of the Project listed on Exhibit A-3 attached hereto and (iv) A&A Greenbrier Tech, Inc. ("AAGT") as to the portion of the Project listed on Exhibit A-4 attached hereto (AAG, AANB, AANC and AAGT shall hereinafter be referred to, individually and collectively, as the context may require, as "Seller"), and (b) DDR OFFICEFLEX CORPORATION, an Ohio corporation, or its permitted assignee or designee ("Buyer").

                                   WITNESSETH:

         WHEREAS, each Seller is the owner of certain real property, together with all improvements located upon such real property and all personal property of each Seller located thereon or used in connection therewith; and

         WHEREAS, each Seller desires to sell to Buyer all of each Seller's undivided interest in such real and personal property, upon the terms more particularly set forth below.

         NOW THEREFORE, in consideration of the mutual undertakings and covenants herein contained, Seller and Buyer hereby covenant and agree as follows:

                                    SECTION 1

                      SALE OF PREMISES AND ACCEPTABLE TITLE

         1.01 Agreement to Buy and to Sell; Project. Each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, at the price and upon the terms and conditions set forth in this Agreement, all of such Seller's undivided interest in the following:

                  (a) (i) that certain real property more particularly described on Exhibits A-1 through A-4 attached hereto and made a part hereof (the "Land");

                  (b) all buildings, structures and improvements on the Land and all related improvements, facilities, amenities, structures, driveways, fixtures, landscaping, paving, site work, walkways, plumbing and heating pipes, culverts, and mains located on the Land (collectively, the "Improvements");
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                  (c)    all right, title and interest of Seller in and to any
alleys, strips or gores adjoining the Land, and any easements, rights-of-way, water rights or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of Seller in and to any awards for damage thereto by reason of a change of grade thereof;

                  (d) the accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of Seller in and to the Land and the Improvements, as applicable, or otherwise appertaining to any of the property described in the immediately preceding subparagraphs (a), (b) and/or (c);

                  (e) the fixtures, equipment, machinery, supplies, equipment, furniture, chattels, furnishings, and other personal property located and/or used in connection with the operation and maintenance of the Project, as defined below, or otherwise owned by Seller (collectively, the "Personal Property");

                  (f) all intangible property now or hereafter owned by Seller and used in connection with the Land, Improvements and Personal Property, including without limitation, the right to use any trade style or name now used in connection with the same, any contract rights, tenant security deposits to the extent in Seller's possession, utility agreements, guarantees, licenses, approvals, certificates, certificates of occupancy, plans and specifications, logos, permits, warranties or other rights related to the development of, construction of, ownership of, or use and operation of, the Project, as hereinafter defined and any other funds, deposits or monies of Seller; and

                  (g) all of Seller's interest as lessor in all leases (herein defined in Section 5.02(a) hereof) covering the Land and Improvements, including all tenant security and other deposits and interest earned thereon and prepaid rents and interest earned thereon.

         All of the items described in subparagraphs (a), (b), (c) and (d) above are hereinafter collectively referred to as the "Premises". All of the items described in subparagraphs (a), (b), (c), (d), (e), (f) and (g) above are hereinafter collectively referred to as the "Project".

         1.02 Title. (a) Each Seller shall convey to Buyer by a duly executed special warranty deed (the "Deed"), and Buyer shall accept fee simple title to such Seller's undivided interest in the Premises in accordance with the terms of this Agreement, and Buyer's obligation to accept said title shall be conditioned upon Buyer then being conveyed good and clear record, marketable and insurable title to the Land, excepting only the Permitted Exceptions (hereinafter defined). It shall be a condition precedent to Buyer's obligation to close hereunder that a title insurance company (the "Title Company") acceptable to Buyer and





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any lender providing Buyer's financing stands ready to issue, at the Closing
(herein defined) an ALTA owner's policy of title insurance, insuring Buyer's interest in the Premises, dated the day of Closing, with liability in the amount of the Purchase Price (herein defined), subject only to the Permitted Exceptions (the "Title Policy"). The Title Policy shall insure against all mechanics' liens and, provided Buyer elects to obtain a Survey (hereinafter defined), shall have full survey coverage and shall be an extended coverage policy insuring against, among other things, mechanics' liens, easements and claims of parties in possession not shown by the public records with all general and standard exceptions deleted, all at no additional premium to be paid by Buyer.

                  (b) Simultaneously with the delivery of the Deed, each Seller shall execute and deliver to Buyer a special warranty bill of sale and instrument of transfer and assignment (the "Bill of Sale"), in form and substance reasonably satisfactory to Buyer's counsel, assigning and transferring all of the tangible and intangible personal property constituting a portion of the Project owned by such Seller, including, without limitation, such Seller's undivided interest in (i) any proceeds under any insurance policies or condemnation proceedings affecting any portion of the Premises owned by such Seller, (ii) any licenses, permits, variances (if any), governmental approvals and consents pertaining to the portion of the Project owned by such Seller,
(iii) any warranties and guaranties relating to the portion of the Project owned by such Seller, (iv) any contracts and agreements which relate to the portion of the Project owned by such Seller, that Buyer has elected in writing to assume, and (v) all leases and deposits relating to any portion of the Premises owned by such Seller, free and clear of all liens and encumbrances, except the Permitted Exceptions, and indemnifying Buyer from obligations under all of the items assigned arising prior to Closing and with Buyer's indemnifying Seller from obligations under all of the items assigned arising from and after the Closing.

                  (c)    Buyer shall, promptly after the Effective Date, order
(i) a commitment for title insurance (the "Commitment") by the terms of which Buyer's Title Company agrees to issue to Buyer at Closing the Title Policy; (ii) a photocopy of all documents ("Title Documents") describing all title exceptions shown on the Commitment (the "Title Exceptions"), and (iii) if Buyer so elects, an ALTA Land Title Survey of the Land (the "Survey"). If Buyer objects to any matters disclosed by the Commitment, Title Documents or Survey, Buyer shall furnish Seller with a written statement thereof within ten (10) days following receipt by Buyer of the last of the Commitment, Title Documents and Survey. All matters shown on the Title Exceptions which are not objected to by Buyer within said ten (10) day period following receipt shall be "Permitted Exceptions". Seller agrees to use its reasonable efforts to satisfy such objections noted by Buyer, provided that Seller shall obtain a satisfaction and release of any monetary liens, including, without limitation, any and all mortgages, mechanics liens and judgment liens other than the assumable financing, as hereinafter defined (collectively, "Monetary Liens") and with respect to matters other than Monetary Liens, Sellers shall be obligated to collectively spend up to $80,000 in the aggregate to cure any





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title objection. Seller shall, within five (5) days after receipt of Buyer's objections, notify Buyer of Seller's proposed actions to satisfy such objections, and shall have a reasonable time, not to exceed fifteen (15) days, to satisfy such objections. If, despite its reasonable efforts to do so, Seller cannot satisfy such objections (other than the Monetary Liens, which shall be satisfied by Seller and matters other than Monetary Liens which cost up to $80,000 in the aggregate to cure) on or before the expiration of such fifteen
(15) day period, as the same may be extended in Buyer's sole discretion, Buyer shall have the following options: (i) to extend such fifteen (15) day period for such additional period up to Closing that Buyer may elect, during which Seller shall continue to use its reasonable efforts to satisfy such objections; (ii) to waive its objection to such title defect and proceed to Closing; or (iii) to terminate this Agreement by written notice to Seller and obtain an immediate refund of the Deposit, as defined in Section 2.02. Notwithstanding any term or provision contained herein to the contrary, except with respect to Monetary Liens, the procurement by Seller of a commitment for the issuance of a Title Policy or an endorsement thereto insuring Buyer against any Title Exception which Buyer has disapproved pursuant to this Section shall be deemed a cure by Seller of such objection, subject to Buyer's approval not to be unreasonably withheld or delayed.

                  (d)    Notwithstanding anything to the contrary contained in
Section 3.01 of this Agreement, if Buyer's objections to title matters are not satisfied prior to expiration of the Study Period, Closing shall occur on the later of (a) the date described in Section 3.01 and (b) five (5) business days following satisfaction of Buyer's title objections in accordance with this Section.

                                    SECTION 2

                        PURCHASE PRICE AND ESCROW DEPOSIT

         2.01     Purchase Price.

                  (a) The total purchase price ("Purchase Price") to be paid by Buyer to Seller for the Project shall be TWENTY SEVEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($27,500,000.00). Such Purchase Price shall be paid to Seller at Closing, as set forth in Section 2.01(b) below, of which the Deposit (as hereinafter defined) shall constitute a part, subject to prorations and adjustments as hereinafter provided in this Agreement.

                  (b) The Purchase Price shall consist of and be payable as follows:

                           (i)      Buyer shall have the option, which option
must be exercised no later than the end of the Study Period (as defined in Section 9.01 hereof), either to (A) pay the entire Purchase Price in cash at Closing, by wire transfer of immediately available funds




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(provided Seller and Buyer mutually agree as to the allocation of payment of any prepayment penalties to Lenders), or (B) subject to the terms and conditions of this Agreement and further subject to Lender's prior approval, assume the existing loans on the Project with those Lenders (collectively, the "Lenders") and in those amounts as more particularly disclosed on Exhibit B attached hereto (collectively, the "Loans") of approximately $____________ in the aggregate, which is the projected balance of the Loans as of May 1, 1998, on the same terms and conditions as set forth in the loan documents evidencing the Loans (collectively, the "Loan Documents"), except Seller and any guarantor of the Loans shall be fully and completely released from the Loan Documents except for liability with respect to matters which first arose and pertain to the period of time during which Seller owned the Project (the "Assumable Financing"). If Buyer is approved for all or any portion of the Assumable Financing, then, at Closing, Buyer shall execute and deliver to the Escrow Agent, the Lenders and Seller such documents as are necessary for Buyer to consummate Buyer's assumption of the Loans. The projected balance of each of said Loans after the debt service payment due on May 1, 1998, the annual interest rate of each Loan, the amount of the monthly payments of principal and interest and the amortization schedule are set forth on Exhibit B,

                  Buyer shall file, within ten (10) days after the Effective Date, a complete application seeking to obtain the requisite approvals from each Lender to assume the Loans on such terms and conditions as each of the Lenders may require. If prior to the end of the Study Period (a) Buyer does not elect to assume the Loans, (b) Buyer is not approved for the Assumable Financing which approval must include each Lender's agreement to release Seller and any guarantor from the Loan Documents, or (c) Buyer does not accept and approve of the terms and conditions of the Assumable Financing within five (5) days of each Lender's offer of such terms and conditions, which terms and conditions must provide for the release of the Seller and all guarantors from the Loan Documents, which acceptance or rejection by Buyer must in all events occur by the end of the Study Period, then either the Buyer or the Seller can elect to terminate this Agreement within five (5) days of any Lender's rejection of Buyer's assumption of the Loan in question or Buyer's rejection of such Lender's terms and conditions. Failure of Buyer to notify Seller of Buyer's election to assume or reject the Loans by the end of the Study Period shall be deemed to mean that Buyer has elected to accept the Loans. Notwithstanding any term or provision contained herein to the contrary, in the event Buyer for whatever reason does not assume all of the Loans, including, without limitation, in the event Buyer elects to proceed with an entire cash purchase, Seller shall have the option to terminate this Agreement. Such termination pursuant to this
Section 2.01(b)(i) shall (w) not be considered a breach of the Agreement; (x) not result in the assessment of damages or penalties to either party; (y) not result in either party having liability to the other hereunder; and (z) result in the return of the Deposit to the Buyer.

                  If neither the Buyer nor the Seller elects to terminate the Agreement pursuant to this Section 2.01(b)(i), then the cash portion of the Purchase Price shall, at the option of Seller, (i) be increased to the full Purchase Price such that the purchase described in this




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Agreement shall be an all cash transaction or (ii) be increased to reflect the amount of the Loan not being assumed.

                  Seller shall pay any and all fees, expenses and other costs associated with Buyer's application and assumption of the Loans including, without limitation, any application fees, review fees, processing fees, transfer/assumption fees and Lender's reasonable costs and expenses, except for any recordation or mortgage tax and any legal fees of Buyer. Furthermore, if this transaction is an all cash transaction without an assumption by Buyer of all of the Loans, Buyer and Seller shall hereafter mutually agree as to which of Buyer or Seller shall pay any prepayment fees, premiums and other costs and expenses required in connection with the prepayment of the Loans.

                           (ii)     If Buyer assumes all of the Loans, the
balance of the cash portion of the Purchase Price shall be paid by Buyer at Closing by wire transfer of immediately available funds. If Buyer does not assume the Loans, the entire Purchase Price shall be paid by Buyer on or before 12:00 p.m. (ET) at Closing by wire transfer of immediately available funds.

         2.02     Deposit; Escrow Agent

                  (a) Within three (3) business days following the date that Commercial Title Group, Limited, 8605 Westwood Center Drive, Suite 401, Tyson's Corner, Vienna, Virginia 22182, Attention: Douglas Nichols ("Escrow Agent") receives a copy of this Agreement executed by both Seller and Buyer, Buyer shall deposit with the Escrow Agent the amount of $67,500.00, either by certified bank or cashier's check or by wire transfer, as a good faith deposit hereunder. Such $67,500.00 deposit, and all interest earned thereon, shall be referred to as the "Initial Deposit". All interest on any deposit shall be deemed income of Buyer. Escrow Agent shall maintain the Initial Deposit in an FDIC-insured interest-bearing account. The Initial Deposit shall be applied to the Purchase Price at Closing and shall be non-refundable to the Seller except as otherwise provided herein. The Initial Deposit shall be released in accordance with the terms and provisions of this Agreement.

                  (b) Provided Buyer has not elected to terminate this Agreement during the Study Period (as defined in Section 9.01), Buyer shall within two (2) business days after the end of the Study Period deliver to the Escrow Agent the amount of $236,500.00, via certified bank check or cashier's check or wire transfer, as an additional earnest money deposit hereunder. Such $236,500.00, and all interest earned thereon, shall be referred to as the "Additional Deposit". Escrow Agent shall maintain the Additional Deposit in an FDIC-insured interest-bearing account. The Initial Deposit together with the Additional Deposit shall be referred to herein as the "Deposit". The term "Deposit" a used herein shall, in addition to referring to both the Initial Deposit and the Additional Deposit may also be deemed to refer to either the Initial Deposit or the Additional Deposit, as the context requires. Upon receipt






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of the Additional Deposit by the Escrow Agent, both Deposits shall become non-refundable to Buyer, and shall be applied to the Purchase Price, unless Seller otherwise defaults in its obligations to close the transaction contemplated by this Agreement in which event the Deposits, together with all accrued interest thereupon, shall be refunded to Buyer. The failure of Buyer to timely deliver any Deposit hereunder shall be a material default, and shall entitle Seller, at Seller's sole option, to terminate this Agreement immediately.

                  (c) Notwithstanding any other provision in this Agreement to the contrary, if prior to the end of the Study Period (as defined in Section 9.01) Buyer should discover one or more condition(s) or defect(s) in or to the Project, or have any objection to the Project, which arises pursuant to or in connection with (i) the title commitment, or (ii) the Survey, then Buyer shall immediately notify Seller in writing of any such condition(s) requesting that Seller cure or remedy said condition(s) prior to the Closing date hereof at Seller's sole expense, said written notice also to include all documentation reasonably required by Seller in support of Buyer's estimate to remedy the condition(s) (the "Cure Notice"). Within three (3) business days after receipt of the Cure Notice, Seller shall notify Buyer in writing whether or not Seller elects to cure or remedy any condition(s) which is the subject of a Cure Notice. If Seller elects not to cure or remedy such condition(s), or if Seller fails to notify Buyer of its election to cure any condition(s) which is the subject of a Cure Notice within three (3) business days as provided hereinabove, then Buyer shall have the right to (i) terminate this Agreement by written notice to Seller and obtain an immediate refund of any Deposit, together with any interest thereon, in which case neither party shall have any further rights or obligations hereunder (except for any indemnity obligations of either party pursuant to the other provisions of this Agreement), and each party shall bear its own costs incurred hereunder, or (ii) Buyer may elect to proceed with the purchase of the Project subject to such condition(s) specified in any such Cure Notice, and in such event, the Purchase Price shall be adjusted at Closing by the amount set forth in the Cure Notice with respect to the estimated cost to remedy such condition(s) subject to the dollar limitation (the "Cap") set forth in Section 1.02(c) hereof; provided however, nothing herein shall obligate Seller to institute litigation to satisfy any such condition(s), except for the release of the Loans, subject to the provisions of Section 2.01(b) hereof. In the event Seller has expended any portion of the Cap pursuant to its obligations under Section 1.02(c) ("Seller's Prior Expenditures"), any adjustment to the Purchase Price shall be subject to the Cap as reduced by Seller's Prior Expenditures.

                  (d) The Escrow Agent joins in the execution of this Agreement for the purpose of acknowledging receipt of the Deposit and agreeing to hold and release the Deposit in accordance with the terms and provisions of this Agreement.

                  (e) If there is a dispute between Seller and Buyer concerning Seller's or Buyer's right to receive the Deposit, or the proceeds of collection thereof, Escrow Agent shall continue to hold the Deposit until the dispute is resolved by Seller and Buyer or until





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otherwise directed by a court of competent jurisdiction. Upon termination of the escrow, all interest earned on the investments shall be paid to the party entitled to receive the principal thereof.

                                    SECTION 3

                                   THE CLOSING

         3.01 Closing. All documents necessary or appropriate to transfer the Project shall be delivered and closing (the "Closing") shall be held on, or in Buyer's sole discretion, provided that Seller is furnished with at least five
(5) business days prior written notice of the earlier closing date, before, the date that is thirty (30) days after expiration of the Study Period. Closing shall occur at the offices of Hale and Dorr LLP, 1455 Pennsylvania Avenue, N.W., Washington, D.C. 20004.

         3.02 Conditions to Closing. It is a condition precedent to Buyer's obligation to close hereunder that as of the Closing (i) Seller shall have performed all of its covenants contained in this Agreement, and all of Seller's representations and warranties contained in this Agreement shall be true and accurate in all material respects on and as of the date of Closing as if made anew on that date, (ii) Title Company shall stand ready to issue the Title Policy in the form described in Section 1.02(a) hereof, and (iii) Seller shall have delivered to the Title Company the items described in Section 10.

         3.03 Other Agreement. Contemporaneously with this Agreement, Buyer shall execute a Purchase and Sale Agreement substantially similar in form to this Agreement for the property owned by Battlefield/Virginia, Inc. (the "Battlefield Property") and identified on Exhibit H attached hereto (the "Other Agreement"). Notwithstanding anything in this Agreement or the Other Agreement to the contrary, Buyer acknowledges and agrees that in the event Buyer fails or refuses to close on any property which is listed on Exhibits A and H (including, without limitation, in the event Buyer cannot close under the Other Agreement as a result of the tenant leasing the Battlefield Property exercising its option to purchase the Battlefield Property) then Seller's obligations under this Agreement and the Other Agreement to sell any of the above-referenced properties to Buyer shall be null and void at Seller's option. Costs incurred to the date of such default or failure shall be born by Buyer, and the Deposit hereunder and the Deposit under the Other Agreement shall be retained by Seller as liquidated damages and shall be non-refundable to Buyer.

         In the event that the condition in this Section 3.03 is not satisfied, Seller may elect, at its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow. In the event of such termination, the Deposit shall be retained by Seller and shall be non-refundable to the Buyer.


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                                    SECTION 4

                         SELLER'S PRE-CLOSING DELIVERIES

         Seller shall deliver to Buyer, at Seller's sole cost and expense, within five (5) days after execution of this Agreement, copies of the following documents relating to the Project (all of the following documents and other items, together with the Additional Deliverables (hereinafter defined) shall be referred to herein collectively as the "Pre-Closing Deliverables"):

         4.01 Leases. True and correct copies of the Leases and all proposed additional Leases of space in the Premises currently being negotiated by Seller.

         4.02 Permits. To the extent in Seller's possession, copies of all building permits, certificates of occupancy and governmental permits.

         4.03 Taxes. A copy of the most recent available real estate and personal property tax statements for the Project.

         4.04     Plans and Specifications. To the extent in Seller's possession
(i) originals (or copies, if originals are not available) of the "as-built" plans and specifications for the existing, and any proposed, improvements to the Project (the "Plans and Specifications") and (ii) a copy of all guaranties and warranties currently in effect made by any person for the benefit of Seller with respect to all or any part of the Project in connection with the construction and equipping of the Project.

         4.05 Title Matters/Survey. To the extent in Seller's possession, a copy of Seller's existing Owner's Title Insurance Policy insuring Seller's ownership of the Land, a copy of Seller's most recent survey of the Land and a copy of the site plans of the Project, all of which, if available, are attached hereto as Exhibit C.

         4.06 Utility Bills. Copies of all utility bills relating to the Project for the prior 12-month period.

         4.07 Personal Property. A list of all Personal Property currently used in the maintenance and operation of the Project.

         4.08 Service/Equipment Contracts. Copies of all Service/Equipment Contracts (hereinafter defined in Section 5.03).

         4.09 Insurance Policies. Copies of all insurance policies (collectively, the "Insurance Policies") pertaining to the Project.






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         4.10     Loan Documents. Copies of all documents evidencing the Loans.

         4.11 Financial Statements of the Project. A copy of the financial statements for the most recently concluded fiscal year showing all items of income and expenses, and monthly operating statements for the Project for the year-to-date.

         From time to time thereafter, Seller shall deliver to Buyer all information pertaining to the Project prepared by or on behalf of Seller, which is in Seller's possession and which may reasonably be requested by Buyer (collectively, the "Additional Deliverables").

                                    SECTION 5

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Each Seller represents and warrants to Buyer as of the date hereof and as of the Closing as to itself only and the portion only of the Project owned by such Seller as follows:

         5.01 Ownership. Seller is the owner of the Project of record and in fact, legally and beneficially, and, to the best of its knowledge, has good, marketable and insurable title to the Project. There are no options to purchase the Project which are effective, nor has Seller previously entered into any other contract of sale or agreement of any kind with a party other than Buyer which is presently effective and which will not be terminated before the date of this Agreement.

         5.02     Leases.

                  (a) As of the date of the Agreement there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in any of the Premises or that otherwise give rights with regard to use of any portions of any of the Premises other than the Leases delivered pursuant to
Section 4.01 hereof (said leases, together with any and all amendments, modifications and supplements thereto and guarantees thereof and leases entered into after the date hereof in accordance with this Agreement, are herein referred to collectively as the "Leases");

                  (b)    The copies of the Leases provided to Buyer pursuant to
Section 4.01 are true, accurate and complete as of the date hereof, are, to the best of Seller's knowledge, in full force and effect and none of them has been modified, amended or extended; attached as Exhibit D is a Certified Rent Roll, which Seller hereby certifies is true, accurate and complete in all material respects, setting forth the Leases;




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                  (c)    No renewal or extension options have been granted to
tenants other than as now set forth in the Leases;

                  (d) No tenant, or any other person, entity or association has an option to purchase, right of first refusal, right of first offer or other similar right in respect of all or any other portion of the Premises;

                  (e) No tenant is entitled to rental concessions or abatements for any period subsequent to the Closing other than as set forth or permitted in the Leases;

                  (f) To the best of Seller's knowledge, no parties to any of the Leases are in default nor do any conditions exist that with the passage of time, or giving of notice shall constitute a default;

                  (g) To the best of Seller's knowledge, Seller has received no notice of any action or proceeding instituted against Seller by any tenant of any portion of the Project;

                  (h) There are no security deposits or other deposits other than those set forth in the Leases; and

                  (i) No rent has been paid more than one month in advance under any Lease.

         5.03 Service and Management Contracts. To the best of Seller's knowledge, the agreements provided under Section 4.09 are all of the agreements concerning the operation and maintenance of the Project entered into by Seller and affecting the Project (collectively, "Service/Equipment Contracts"). Seller is not in default under any of the Service/Equipment Contracts and, to the best of Seller's knowledge, no other parties to any of the Service/Equipment Contracts are in default, nor do any conditions exist that, with the passage of time, or giving of notice, or both, shall constitute a default. To the best of Seller's knowledge, the copies of the Service/Equipment Contracts provided to Buyer pursuant to Section 4.08 are true, accurate and complete as of the date hereof, are in full force and effect and none of them has been modified, amended or extended.

         5.04 Hazardous Substances. The Project has not been used by Seller for the generation, treatment, storage or disposal of any hazardous substances during the period in which Seller has owned the Project and, to the best of Seller's knowledge, during the period of time prior to Seller's ownership and, to the best of Seller's knowledge, there exist no hazardous substances on, under or at the Premises. Except as disclosed in Exhibit F, attached hereto, or on the surveys of the Project delivered by Seller to Buyer, to the best of Seller's knowledge, there are no underground storage tanks located on or under the Premises. For the purposes of this Section 5.04, "hazardous substances" shall include "hazardous substances" as defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., and regulations adopted pursuant to said Act, or any similar environmental protection law of the or its political subdivisions.

         5.05 Ability to Perform. AAG is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. AANB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. AANC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. AAGT is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. Seller has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to creditors' rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Seller has been duly authorized. To the best of Seller's knowledge, no order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller or the taking by Seller of any action contemplated by this Agreement.

         5.06 Compliance with Laws. Neither the entering into of this Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the best of Seller's knowledge, threatened (i) against, relating to or affecting Seller which might interfere in a material respect with the transaction contemplated by this Agreement, become a cloud on the title to the Project or any portion thereof or otherwise affect the Project or Seller's ability to consummate the transaction contemplated hereby or (ii) against, relating to or affecting the Project.

         5.07 No Violation Notice. To the best of its knowledge, Seller has not received written notice:

                  (a) from any federal, state, county or municipal authority alleging any material fire, health, safety, building, pollution, environmental, zoning or other violation of law in respect of the Premises or any part thereof, including, without limitation, the occupancy or operation thereof, which has not been corrected;

                  (b) concerning the possible or anticipated condemnation of any part of the Project, or the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Premises or any part thereof;

                  (c) concerning any change in the zoning classification of the Premises or any part thereof.

         If any such notice is received prior to the Closing, Seller shall promptly notify Buyer thereof and comply with any requirements of such notice pursuant to Section 6 hereof prior to the Closing.

         5.08 Assessments. To the best of Seller's knowledge, there are no pending or proposed special assessments affecting or which may affect the Project or any portion thereof.

         5.09 Loans. Seller has provided true, correct and complete copies of all documents evidencing the Loans, the Loans are in full force and effect, and there are no defaults under the Loans.

         5.10     Miscellaneous Representations and Warranties.

                  (a) The business operations of the Project will be conducted in the usual and normal manner until the Closing. After the expiration of the Study Period, Seller shall not, without the prior written consent thereto of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, make (or knowingly permit) any material physical change in the Project.

                  (b) Prior to the expiration of the Study Period, Seller shall not, without the prior written consent thereto of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, enter into any lease affecting the Project or alter, modify, terminate or renew any existing Lease. After the expiration of the Study Period, Seller shall not, without the prior written consent of Buyer, which consent may be withheld by Buyer for any reason or no reason at all, enter into any lease affecting the Project or alter, modify, terminate or renew any existing Lease.

                  (c) Seller is not a "foreign person", as defined in the Internal Revenue Code.

                  (d) The premiums are paid and current for the Insurance Policies and to the best of Seller's knowledge, the Insurance Policies are in full force and effect.

                  (e) Except as disclosed in Exhibit G attached hereto and as otherwise described in Section 10.03 hereof, there are no brokerage fees pursuant to agreements entered into by Seller which will be Buyer's responsibility after Closing.

                  (f) As of the Closing there will be no employees of Seller employed at the Project.

         5.11 Notice of Change. In the event that Buyer becomes aware at any time prior to Closing that a representation or warranty made by Seller herein, while true as of the date made, no longer remains true in all material respects, due to a change of circumstances beyond the reasonable control of Seller subsequent to the date of this Agreement, Buyer shall promptly give written notice of such fact to Seller. Seller shall use its reasonable efforts to remedy such change of circumstances that causes the representation or warranty to be untrue. In the event Seller is unable to remedy such change of circumstances by the Closing, then Buyer shall have the option to (a) terminate this Agreement, whereupon all obligations of all parties hereto shall cease except for those obligations which survive a termination, and the Deposit shall be returned to Buyer, or (b) proceed with Closing notwithstanding such change of circumstances with no adjustment to the Purchase Price.


         5.12 No Other Representations or Warranties. Except as set forth in Sections 5.01 through 5.11 hereof, Seller disclaims the making of any representations or warranties, express or implied, regarding the Project or matters affecting the Project, including, without limitation, the physical condition of the Project, the existence of certain wetlands on the Project, the quality of any work or materials used in connection with the improvements on the Project, title to or the boundaries of the Project, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, the development potential of the Project and the Project's use, fitness, value or adequacy for any particular purpose, and all other information pertaining to he Project. Buyer, moreover, acknowledges (i) that Buyer has entered into this Agreement with the intention of making and relying upon its own independent investigation, inspection, analysis, examination and evaluation of the physical, environmental, economic and legal condition of the Project and all other relevant facts and circumstances and (ii) that, except as set forth in Sections
5.01 through 5.11 hereof, Buyer is not relying upon any representations and warranties made by Seller, Seller's agents, brokers, management agent or anyone else acting or claiming to act on Seller's behalf concerning the Project. Buyer further acknowledges that it has not received from Seller any investment, accounting, tax, legal, environmental, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own investment, accounting, tax, legal environmental, architectural, engineering, property management and other advisors. Subject to the provisions of Sections 5.01 through 5.11 of this Agreement, Buyer shall accept the Project in its "as-is, where-is" condition, with all faults, on the Closing, and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.

         Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 5.12 and discussed its import with legal counsel and that the provisions of this Section 5.12 are a material part of this Agreement. The disclaimer contained in this Section 5.12 shall not merge with the transfer of the Project and shall survive Closing, without any limitation as to a survival period.

                                   SECTION 5A

         Buyer represents, warrants and covenants to Seller as of the date hereof and as of the Closing as follows:

         5.01A    Ability to Perform. Buyer is a corporation organized, validly existing and in good standing under the laws of the State of Ohio. Buyer has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, subject to creditors' rights, bankruptcy and other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Buyer has been duly authorized. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental authority or agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Buyer or the taking by Buyer of any action contemplated by this Agreement.

         5.02A    Compliance with Laws, etc. Neither the entering into of this
Agreement nor the consummation of the transaction contemplated hereby will constitute or result in a violation or breach by Buyer of any judgment, order, writ, injunction or decree issued against or imposed upon it, or will result in a violation of any applicable law, order, rule or regulation of any governmental authority. There are no actions, suits, proceedings, arbitrations or investigations pending or, to the best of Buyer's knowledge, threatened against, relating to or affecting Buyer which might interfere in a material respect with the transaction contemplated by this Agreement or otherwise affect Buyer's ability to consummate the transaction contemplated hereby. There are no facts, events, conditions or occurrences by reason of which any such action, suit, proceeding, arbitration or investigation may be brought by any person or entity against Buyer.

         5.03A    Bankruptcy. No attachment, execution, assignment, for the
benefit of creditors or voluntary proceedings in bankruptcy has been commenced by the Buyer and, to the best of Buyer's knowledge, no such action has been contemplated or threatened, nor has any involuntary proceedings in bankruptcy been commenced against the Buyer.

         5.04A    Miscellaneous Agreements. Buyer acknowledges that all
information with respect to the Project furnished to Buyer, including, without limitation, Pre-Closing Deliverables (collectively, the "Confidential Information"), is and has been so furnished on the condition that Buyer maintains the confidentiality thereof. Accordingly, Buyer shall, and shall cause its directors, officers, employees, agents, contractors and representatives to, hold in strict confidence, and not disclose to any other person or entity without the prior written consent of Seller until the Closing shall have been consummated, any of the Confidential Information in respect of the Project delivered to Buyer by Seller or any of its agents, representatives, directors, officers or employees. If the Closing does not occur and this Agreement is terminated, Buyer shall promptly return, or cause to be returned, to Seller all copies of such Confidential Information without retaining, or permitting retention of, any copy thereof. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such Confidential Information (i) on a need-to-know basis to its employees, its title insurer and members of professional firms serving it in connection with this transaction, including, without limitation, its attorneys, architects, environmental consultants and engineers, and its clients; (ii) as any governmental agency or authority may require in order to comply with applicable laws or regulations; and (iii) if required by an order of any court of competent jurisdiction, and this provision shall survive Closing.

                                    SECTION 6

                                VIOLATIONS OF LAW

         6.01 Responsibility for Violations. All notices of violations of laws, ordinances, or regulations ("Violations of Law"), which are issued or sent prior to the Closing by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Project shall be remedied or complied with by Seller prior to Closing; provided, however, that if Seller is unable to remedy such Violations of Law or comply with such notices by the Closing then Buyer shall have the option to (a) terminate this Agreement, whereupon all obligations of all parties hereto shall cease, the Deposit shall be returned to Buyer and this Agreement shall be void and without recourse to the parties hereto, except for provisions which are expressly stated to survive such termination; or (b) proceed with Closing notwithstanding such Violations of Law. Notwithstanding any term or provision contained herein to the contrary, in no event shall the Sellers collectively be obligated to spend more than $16,000 to remedy any Violations of Law. In the event the Violations of Law require Sellers to spend collectively more than $16,000 in the aggregate to remedy, Seller shall notify Buyer of its election not to remedy such Violations of Law, and Buyer shall elect, by written notice to Seller within five (5) days of receipt of such notification from Seller, to either (i) waive its objection to such Violations of Law and proceed to Closing or (ii) terminate this Agreement and obtain a refund of the Deposit.

                                    SECTION 7

                                    INSURANCE

         7.01 Maintenance of Insurance. Until the Closing, Seller shall maintain its present insurance on the Project, which insurance in respect of fire and casualty shall be covered by a standard All-Risk Policy in an amount at least equal to the full replacement value of the Project. Subject to the provisions of Section 7.02, the risk of loss in and to the Project shall remain vested in Seller until the recordation of the Deed to Buyer.

         7.02 Casualty or Condemnation. If prior to the Closing, the Project or any "material" portion thereof is damaged or destroyed by fire or casualty, or any part of the Project is taken or threatened to be taken by eminent domain by any governmental entity, then Buyer shall have the option, exercisable by written notice given to Seller at or prior to the Closing, either to (a) terminate this Agreement, whereupon all obligations of all parties hereto shall cease, the Deposit shall be returned to Buyer and this Agreement shall be void and without recourse to the parties hereto except for provisions which are expressly stated to survive such termination; or (b) proceed with the purchase of the Project, and in such case, unless Seller shall have previously restored the Project to its condition prior to the occurrence of any such damage or destruction, Seller shall pay over or assign to Buyer, without recourse, all amounts received or due (plus an amount equal to the sum of any deductible under any insurance policy covering the Project) from, and all claims against, any insurance company or governmental entity as a result of such destruction or taking. Within thirty (30) days after receipt of written notice of such casualty or condemnation, Buyer will advise Seller in writing whether Buyer desires to proceed with this transaction in light of such casualty or condemnation. The term "material" as used in this Section 7.02 shall mean damage or destruction in an amount equal to or greater than $200,000 per portion of the Project owned by any individual Seller.


                                    SECTION 8

                      SELLER'S OBLIGATIONS PRIOR TO CLOSING

         Seller covenants that between the date of this Agreement and the Closing (all of which must be true and correct in all material respects as of the Closing and shall constitute conditions precedent to Buyer's obligation to close hereunder):

         8.01 Replacement of Personal Property; Inventory. No material personal property included as part of the Project shall be removed from the Project unless the same is replaced with similar items of at least equal quality prior to the Closing.

         8.02 Prudent Business Practices. Each Seller shall maintain the portion of the Project owned by such Seller in good operating condition and repair, shall not commit or allow to occur waste of the Project so that the Project, except for normal wear and tear, is in good repair on the date of Closing and substantially the same state of repair and condition as existed as of the Effective Date.

         8.03 Tenant Estoppels. Seller shall use reasonable efforts to obtain and deliver to Buyer at least (5) business days prior to the Closing an executed estoppel letter dated within sixty (60) days of the Closing, in form reasonably satisfactory to both Seller's and Buyer's counsels, a pro-forma copy being attached hereto as Exhibit E (the "Tenant Estoppels"), from tenants whose leases constitute in the aggregate not less than eighty percent (80%) of the rentable square footage of the Improvements, or in the form described or contemplated in the lease, the substance and content of which must be consistent in all material respects with the Lease, and the Certified Rent Roll. It is expressly understood and agreed that if Seller agrees under any circumstance to extend the Closing date as referenced in Section 3.01 hereof to a date which would cause the Tenant Estoppels to be dated more than sixty (60) days prior to the Closing, that the Tenant Estoppels shall be deemed satisfactory provided they are dated within the sixty (60) day period prior to the originally stated Closing date. In no event shall the preceding sentence imply any obligation or agreement on the part of Seller to extend the Closing date.

                  Upon delivery to Buyer prior to or after Closing of a Tenant Estoppel confirming the matters set forth in Section 5.02 hereof as to such tenant's Lease, the representations and warranties of the Seller set forth in
Section 5.02 hereof shall be deemed terminated and the Seller shall have no liability to the Buyer therefor.

                  Notwithstanding the foregoing, Buyer acknowledges and agrees that, with respect to any Lease with any U.S. governmental agency and Leases with State agencies, Seller shall be deemed to have satisfied its obligation to deliver an estoppel certificate if it uses reasonable efforts to obtain from such U.S. governmental agency a Lease Status Report or from the State agencies their form of estoppel certificate or lease status report. If Buyer does not terminate this Agreement prior to the expiration of the Study Period, Buyer shall be deemed to have accepted the Tenant Estoppels for all purposes and Seller shall be deemed to have satisfied this covenant. Seller shall reasonably cooperate with Buyer and any lender of Buyer in connection with obtaining subordination, non-disturbance and attornment agreements and tenant estoppels required by any lender of Buyer from the tenants occupying space within the Project.

                                   SECTION 9

                                  STUDY PERIOD

         9.01 Study Period. Buyer shall have until 6:00 p.m. on the date that is sixty (60) days following the Effective Date, as defined below (the "Study Period") to perform a feasibility study of the Project, including, but not limited to, test borings, soil analyses, hydrologic and environmental surveys, marketing and feasibility studies, structural and engineering investigations, reviewing the books and records of the Seller and the Project, financial analyses and verifications of existing zoning and status of title and conferences with governmental staff members. In the event that any such examinations, studies, tests, reviews and/or inspections cause Buyer, in its sole and absolute discretion, to believe that it is not prudent to proceed to Closing, then Buyer may, at any time during the Study Period, terminate this Agreement by giving written notice of such termination to Seller, whereupon the parties hereto shall be released from any and all further liability and obligation hereunder and the Initial Deposit shall promptly be returned to Buyer. In the event Buyer does not provide written notification to Seller during the Study Period of termination of this Agreement, Buyer shall be deemed not to have elected to terminate this Agreement and the parties hereto shall remain subject to the terms and conditions of this Agreement. In the event Buyer does not terminate the Agreement as provided in this Section 9.01, Buyer and/or its designees shall have the continued right until Closing, as hereinafter defined, to inspect, survey and make other tests of the Project.

         9.02 Access. Upon execution of this Agreement, Buyer and its agents shall have full access to the Project, subject to the rights of tenants with reasonable notice to them, and full access during business hours upon reasonable advance notice to Seller to all books, records, files, financial data, leases and contracts relating to the Project. Seller reserves the right to have a representative present during any such inspections. Buyer and its agents shall have the right to inspect and copy the foregoing documents, conduct all surveys, tests, test borings, soil analyses, engineering, hazardous waste and environmental studies, studies, examinations and to make such inquiries concerning the Project as Buyer may determine necessary or desirable. Seller shall use reasonable efforts to cooperate in such examinations and shall instruct Seller's agents, servants, employees, and representatives to cooperate in assisting Buyer in the exercise of Buyer's study rights including, without limitation, allowing Buyer access to such materials in the Project Manager's office or elsewhere. In the event Buyer enters upon the Project for purposes of this Section 9.02, Buyer will indemnify, defend and hold harmless Seller and its agents, servants and employees from and against any loss, cost, expense, claim or liability made against Seller or its agents, servants or employees as a result of such entry, including, without limitation, the costs of restoring the Project to its original condition existing immediately prior to Buyer's action, or death or injury to any person which occurs as a result of the acts or omissions of Buyer or any of its employees, consultants, engineers, agents and representatives, during any entry onto or inspection of the Project, or during the conduct of any of the Feasibility Studies, by Buyer or any of its employees, agents or representatives. Buyer agrees to restore the Project to its condition existing immediately prior to Buyer's or its agent's actions. This Section 9.02 shall survive any termination of this Agreement or Closing hereunder. Seller shall also furnish Buyer, within the Study Period, all additional information in Seller's possession which Buyer may reasonably request with respect to the Seller, the Project or the operation of the Project.

                                   SECTION 10

                          SELLER'S CLOSING OBLIGATIONS

         10.01 Closing, Deliveries and Obligations. At or prior to the Closing, Seller shall deliver the following to Buyer (all of which shall constitute condition precedents to Buyer's obligation to close hereunder):

                  (a) Deed; Bill of Sale. The Deed and Bill of Sale, all in form reasonably satisfactory to Buyer's counsel, duly executed and acknowledged, which together convey the Project to Buyer, subject only to the Permitted Exceptions.

                  (b) Assignment of Leases. An assignment of the Leases, in form reasonably satisfactory to Buyer's counsel.

                  (c) Lease Records. The original Leases, or to the extent not in Seller's possession, photocopies, certified by Seller as true and complete, of Leases, and all rent records and related documents in the possession or under the control of Seller. To the extent any deposits are in a form other than cash, such deposits shall be transferred to Buyer at Closing in a manner reasonably acceptable to Buyer.

                  (d) Plans, Specifications, Warranties, Guaranties and Licenses. To the extent in Seller's possession, copies of all current site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to all or any part of the Project. Seller shall also deliver (i) originals (or copies, if originals are not then available) of all then effective assignable guaranties, warranties and/or payment and performance bonds made by any person for the benefit of Seller, with respect to the Project or any of its components, together with an instrument assigning such guaranties and warranties to Buyer and (ii) originals (or copies, if originals are not then available) of all certificates, Licenses, permits, authorizations and approvals issued for or with respect to the Project by governmental and quasi-governmental authorities having jurisdiction, to the extent such items are in Seller's possession.

                  (e) Title Affidavits. Such affidavits, indemnities and lien waivers as Buyer's title insurer may reasonably require.

                  (f) Files. To the extent available, originals (or copies, if originals are not available) of all documents and books and records necessary for the continued operation of the Project, other than proprietary information, including without limitation, lease files, rent records, escalation records and statements and maintenance records.

                  (g) Notices of Sale. Sufficient original letters, executed by Seller in form and substance reasonably satisfactory to Buyer, advising tenants under the Leases of the sale of the Project to Buyer and directing that all rents and other payments thereafter becoming due be sent to Buyer or as Buyer may direct.

                  (h) Certificate as to Representations, Warranties and Covenants. A certificate by each Seller to the effect that all of the representations, warranties and covenants of such Seller as it relates to the portion of the Project owned by such Seller set forth in Sections 5 and 8 remain true and correct in all material respects as of the Closing.

                  (i) Notices. Any required approval or notice required by any federal, state or local government authority required in connection with the transfer of the title hereunder.

                  (j) Evidence of Tax Payments. A receipt or receipts from the appropriate taxing authorities evidencing that all real estate taxes and personal property taxes affecting the Project are not delinquent.

                  (k) Organizational Documents. The organizational documents of Seller together with an original resolution of Seller authorizing the execution of this Agreement, the conveyance documents and all other documents to be executed by Seller and the performance by Seller hereunder and thereunder together with a good standing certificate of Seller.

                  (l) Assumable Financing. The Loan Documents, if any, and an assignment thereto.

         10.02 Possession. At the Closing and as a condition precedent to Closing, Seller shall deliver full possession of the Project, free of all tenants or occupants other than under the Leases, which Leases shall be in full force and effect.

         10.03 Covenant and Indemnity. (a) As additional consideration for Buyer's purchasing the Project and paying the Purchase Price to the Seller, each Seller hereby covenants and agrees as it relates to the portion of the Project owned by such Seller to remain fully liable for the performance and payment of all tenant improvements and the payment of all leasing commissions currently due and owing (including any delinquent amounts) under any of the Leases or under any leasing/commission agreement or which shall hereafter be due and owing under any of the Leases or under any leasing/commission agreement, excluding, however, tenant improvement costs and leasing commissions with respect to any option to renew or extend leases and leasing commissions and tenant improvements costs which shall hereafter be owing under any leases or leasing/commission agreements for any new Leases approved by Buyer after the Effective Date or new Leases executed by Buyer subsequent to the Closing (collectively, the "Buyer's Commissions and Costs"). It is expressly understood and agreed that Buyer is assuming and agreeing to be bound by and liable for such Buyer's Commissions and Costs. Buyer is not assuming the obligations to perform or pay for any tenant improvements or to pay for any leasing commissions which have heretofore accrued, and which are now owing under any of the Leases or under any leasing/commission agreement other than as aforesaid. Notwithstanding anything to the contrary contained herein, Buyer shall pay, by reimbursing Seller for any amount it has paid therefor prior to Closing and assuming any amount which is unpaid as of Closing those items described in Exhibit G, attached hereto.

         (b) Buyer and Seller shall each indemnify, defend and hold the other party (together with its officers, directors, partners, and employees) harmless from and against all claims, demands, causes of actions, judgments, damages, costs and expenses (including, without limitation, reasonable, actual attorneys' fees and court costs), deficiencies, settlements and investigations which relate to matters, actions or omissions which arise out of or are based upon any of the following during such parties' period of ownership, which for Seller shall be the period of time prior to Closing and for Buyer shall be the period of time on and after Closing:

                  (i) any obligation under any contracts, agreements and writings entered into by or on behalf of such party in respect of the use, construction, operation, ownership, occupancy or maintenance of any portion of the Project arising out of an event occurring during such parties' period of ownership;

                  (ii) any accident, injury, death or damage whatsoever caused to any person or entity or loss of property, occurring in or about the Premises or any part thereof, or on any other property connected with or adjacent thereto during such parties' period of ownership; or

                  (iii) any breach of the covenant set forth in Section 10.03(a), above, or with respect to any payment or performance obligation under any of the Leases for tenant improvements or under any of the Leases and/or leasing/commission agreements for leasing commissions which have heretofore accrued, which are now due and owing or which shall hereafter accrue.

                  (iv) any breach of a representation or warranty set forth in this Agreement.

                  This Section 10.03 shall survive the Closing until the first anniversary of the Closing; provided, however, subject to the terms of Section 8.03, the representations set forth in Section 5.02, above, shall survive until the expiration of each lease currently in effect at the Project.

                                   SECTION 11

                           BUYER'S CLOSING OBLIGATIONS

         At the Closing, Buyer shall:

         11.01 Payment of Purchase Price. Deliver to Seller the Purchase Price, as adjusted for apportionments under Section 12, and any other adjustments thereto required pursuant to the express provisions of this Agreement.

         11.02 Assumable Financing. Deliver the assumption, if applicable, of the Loan Documents and other documents relative thereto as required by Lender and the Escrow Agent, together with causing each Lender to deliver such documents as are necessary to release Seller and the new guarantor of the Loans from any and all liability under the Loans except for liabilities with respect to matters which first arose and pertain to the period of time during which the Seller owned the Project.

         11.03 Closing Certificate. A certificate by Buyer (i) to the effect that all of the representations, warranties and covenants of Buyer set forth in
Section 5A remain true and correct in all material respects as of the Closing and (ii) confirming the waivers and acknowledgments set forth in Section 5.12 hereof.

         11.04 Indemnity. Buyer hereby covenants and agrees to indemnify, defend and hold Seller (and its officers, directors and employees) harmless from and against all claims, demands, causes of actions, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys' fees and court costs), deficiencies, settlements and investigations which relate to matters, actions or omissions which arise out of or are based upon any obligations under any of the Loan Documents (except for liability with respect to matters which first arose and pertain to the period of time during which Seller owned the Project).

         11.05 Other Documents. Deliver any other documents required by this Agreement to be delivered by Buyer, including, without limitation, the Bill of Sale and Assignment of Leases.

                                   SECTION 12

                APPORTIONMENTS AND ADJUSTMENTS TO PURCHASE PRICE;
                                CLOSING EXPENSES

         12.01 Apportionments. The following items shall be prorated as of 12:01 A.M. on the Closing and the net amount thereof shall be added to or deducted from, as the case may be, the amount of the Purchase Price to be paid at the Closing;

                  (a) general real estate, personal property and ad valorem taxes and assessments for the current tax year of the Project. If any such taxes or assessments are payable in installments all installments due through the Closing together with the accrued but unpaid portion of any other installments not yet due as of the Closing shall be paid for by the Seller;

                  (b) taxes, water, sewer and front foot benefit charges, and charges for electricity, gas, telephone and other utilities and license fees;

                  (c) rent and other charges under the Leases (to the extent monies have actually been collected therefor);

                  (d) all other income and expenses relating to the Project, including principal and interest payable under each of the Loans; and

                  (e) any other items that are customarily prorated in transactions of this nature excluding, however, insurance premiums under the Insurance Policies.

         Any and all security deposits, prepaid rent and all interest earned thereon shall be a credit to Buyer at Closing. Seller shall be fully liable for any wages and other amounts due and owing any employees at the Project. Seller shall retain, and shall not be entitled to any credit for, the deposits, if any, made by Seller in connection with the provision of electric, sewer, water, telephone and other utility services to the Project.

         Seller shall retain any and all deposits and escrows relating to the Loans.

         For purposes of calculating prorations, Buyer shall be deemed to be in title to the Project, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five
(365) day year. The amount of such prorations shall be initially performed by Title Company at Closing but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Buyer agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (except with respect to property taxes, which shall be adjusted within sixty (60) days after the tax bills for the applicable period are received).

         Without limiting the generality of the foregoing, Seller and Buyer hereby agree that with respect to any year-end reconciliations of reimbursable expenses under the Leases, Seller and Buyer shall cooperate to complete such reconciliations as soon as possible after the Closing, with Seller responsible for amounts owing to tenants under the Leases, and entitled to Rents (hereinafter defined) payable by tenants under the Leases (as the case may be), with respect to periods prior to the Closing, and with Buyer responsible for amounts owing to tenants under the Leases, and entitled to Rents payable by tenants under the Leases (as the case may be), with respect to periods from and after the Closing (and, with respect to any such amounts payable to Seller, Buyer shall have no obligation to collect such Rents, including having no obligation to institute legal proceedings, including any action for unlawful detainer, against a tenant owing any such Rents, other than to use commercially reasonable efforts to collect such rents and to respond to any periodic inquiries made by Seller relating to the collection of such rents and to the extent Buyer actually receives any delinquent Rents owing to Seller Buyer shall tender the same to Seller to the extent of amounts delinquent and actually due Seller but only after (y) reimbursing Buyer for its actual out-of-pocket costs and expenses of collection incurred with respect to such tenant, and (z) all Rents due and owing to Buyer have been paid to Buyer in full (including, without limitation, the payment to Buyer of delinquencies in Rent owing to Buyer)).

         The term "Rent" as used herein shall mean all rents, including any percentage rent and any accrued tax and operating expense escalation, charges, and other revenue of any kind generated from or in connection with the Leases. Except as set forth in this Section 12.01, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Buyer. Buyer shall receive a credit against the Purchase Price for all amounts of Rent which are allocable to the period on and after the Closing and which have been prepaid as of the Closing Date. The provisions of this Section 12.01 shall survive the Closing.

         12.02 Operating Expense Pass-throughs. With respect to expenses of the Project which are chargeable to the tenants pursuant to the provisions of the Leases (the "CAM Charges"), Seller shall determine (1) the amount of those expenses paid or payable by Seller from January 1 in the year in which the Closing occurs through the date of Closing (or, with regard to taxes and assessments, the amount of the proration thereof charged to Seller) and (2) the amount tenants have paid to Seller from January 1 in the year in which Closing occurs until the date of Closing as the tenants' pro rata share of such tenant expenses. Buyer shall be entitled to a credit at Closing equal to the amount Seller has received as of the Closing Date as pro rata expense payments from tenants in excess of the expenses paid or payable by Seller through the Closing Date. If accurate allocations of CAM Charges cannot be made at Closing because current bills are not obtainable, the parties shall allocate such expenses at Closing on the best and most current information available, subject to adjustment in cash after the Closing outside of escrow as and when final bills or other evidence of the applicable expense are received. Buyer shall also be entitled to a credit at Closing equal to any CAM Charges for 1997 and prior years which are owing to any of the tenants (to the extent collected from such tenants) of the Project which are presently in occupancy. The provisions of this Section 12.02 shall survive the Closing.

         12.03 Closing Expenses. Buyer shall pay for all of its diligence costs and expenses including, without limitation, the costs of the survey of the Premises, the charges for the title commitment and report, and the premium for the Title Policy. Buyer shall also pay for one-half of any escrow charges and for any and all state and local transfer, recordation and documentary taxes and any and all recording costs applicable to the transactions contemplated herein except for the Virginia Grantor's Tax which shall be paid for by Seller. Each party will be responsible for its own legal fees, consultant's fees and costs of inspection. Seller shall pay for one-half of any escrow charges, the Virginia Grantor's Tax and any and all fees, expenses and other costs associated with Buyer's application and assumption of the Loan including, without limitation, any application fees, review fees, processing fees, transfer/assumption fees and Lender's costs and expenses, excluding, however, Buyer's legal fees and expenses incurred in connection with such application and assumption and excluding any mortgage or other taxes incurred in connection therewith. The provisions of this
Section 12.03 shall survive the Closing.

                                   SECTION 13

                               FAILURE TO PERFORM

         13.01 Seller's Default. If at the Closing, Seller is unable to give title or to make conveyance, or to deliver possession of the Project, or to satisfy all of the terms and conditions precedent to Closing as set forth in this Agreement, all as herein stipulated, or if on such date the Project does not conform with the provisions hereof, and Buyer does not elect to take title, Seller shall be in default under this Agreement and Buyer shall have the right to terminate the Agreement and the Deposit shall be forthwith returned to Buyer, and Buyer may pursue the right to compel specific performance and the right to collect its costs and expenses incurred in connection therewith as its sole and exclusive remedy. Buyer hereby waives and releases all other claims for damages and other remedies against Seller for non-performance and expressly acknowledges and agrees that in no event shall any officer, director, member, partner or shareholder of Seller ever have any liability hereunder.

         13.02 Buyer's Default. The parties acknowledge that in the event of Buyer's failure to fulfill its obligations hereunder it is impossible to compute exactly the damages which would accrue to the Seller in such event. The parties have taken these facts into account in setting the amount of the Deposit, required pursuant to Section 2.02, and hereby agree that: (i) such amount is the pre-estimate of such damages which would accrue to Seller from a default by Buyer; (ii) such amount represents damages and not any penalty against Buyer; and (iii) if this Agreement shall be terminated by Seller by reason of Buyer's failure to fulfill Buyer's obligations hereunder, the Deposit shall be Seller's full and liquidated damages in lieu of all other rights and remedies (including the right of specific performance) which Seller may have against Buyer at law or in equity. Seller's sole and exclusive remedy for Buyer's default shall be to receive the Deposit as liquidated damages in lieu of all other rights and remedies which Seller may have against Buyer at law or in equity. Seller hereby waives and releases all other claims for damages and other remedies against Buyer for non-performance and expressly acknowledges and agrees that in no event shall any officer, director or shareholder of Buyer ever have any liability hereunder.

                                   SECTION 14

                                 BROKERAGE FEES

         14.01 For the Seller. The Seller represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Seller agrees to indemnify and hold harmless the Buyer against any claims or liabilities asserted against Buyer by any person acting or claiming to act as a broker or finder in connection with the transaction described in this Agreement.

         14.02 For the Buyer. The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. The Buyer agrees to indemnify and hold harmless the Seller against any other claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of the Buyer.

                                   SECTION 15

                                     NOTICES

         15.01 Effective Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by telecopy machine, Federal Express or other recognized overnight courier, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

         To the Seller:          Samnan Trading Establishment
                                 P.O. Box 28008
                                 Alsour Street
                                 Alnaser Building
                                 Safat, Kuwait
                                 Attention: Dr. Louai Alassar

                                 Phone No.: 011 965-240-5701/2
                                 Telecopy No.: 011 965-240-5703

         With a copy to:         Cambridge Holdings
                                 560 Herndon Parkway
                                 Suite 210
                                 Herndon, Virginia 20170
                                 Attention: Mr. Andrew J. Czekaj

                                 Phone No.: 703-709-8866
                                 Telecopy No.: 703-847-9611

         With a copy to:         Hale and Dorr LLP
                                 1455 Pennsylvania Avenue, N.W.
                                 Suite 1000
                                 Washington, D.C.  20004
                                 Attention: Steven S. Snider, Esq.

                                 Phone No.: (202) 942-8494
                                 Telecopy No.: (202) 942-8484

         To the Buyer:           DDR OfficeFlex Corporation
                                 c/o Developer's Diversified Realty Corporation
                                 34555 Chagrin Boulevard
                                 Moreland, Ohio 44022
                                 Attention: James A. Schoff, Esq.
                                 Executive Vice-President and
                                  Chief Operating Officer

                                 Phone No.: (216) 247-4700
                                 Telecopy No.: (216) 247-1118

         With a copy to:         Developer's Diversified Realty Corporation
                                 34555 Chagrin Boulevard
                                 Moreland Hills, OH  44022
                                 Attention: Joan Allgood, Esq.
                                  General Counsel

                                 Phone No.: (440) 247-1731
                                 Telecopy No.: (440) 247-2385

         To Escrow Agent:        Commercial Title Group, Ltd.
                                 8605 Westwood Center Drive
                                 Suite 401, Tysons Corner
                                 Vienna, Virginia  22182
                                 Attention:  Mr. Douglas Nichols

                                 Phone No.: (703) 506-1520
                                 Telecopy No.: (703) 506-9615

Unless otherwise specified herein, such notices or other communications shall be deemed to be effective: (a) one (1) business day after deposit with the courier if sent by Federal Express or other recognized overnight delivery service; or
(b) upon receipt if accomplished by hand delivery or by telecopied delivery. Either party may, from time to time, by notice in writing served upon the other party, in the same manner as prescribed in this Section, designate a different mailing address or a different or additional person to which all such notices are thereafter to be addressed.

                                   SECTION 16

                            MISCELLANEOUS PROVISIONS

         16.01 Integration. This Agreement embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         16.02 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of, the Commonwealth of Virginia.

         16.03 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

         16.04 Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

                  (a) Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

                  (b) Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes of any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

                  (c) Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

                  (d) If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

                  (e) Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

                  (f) The Escrow Agent may in its sole discretion resign by giving thirty (30) days' written notice thereof to the Buyer and Seller. The Buyer and Seller shall furnish to the Escrow Agent written instructions for the release of the escrow funds and escrow documents in such event. If the Escrow Agent shall not have received such written instructions, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, and upon such appointment deliver the escrow funds and escrow documents to such successor.

         16.05 Bind and Inure. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         16.06 Drafts. This Agreement shall not be binding or effective until properly executed and delivered by both Seller and Buyer. The delivery by Buyer to Seller of an executed counterpart of this Agreement shall constitute an offer which may be accepted by the delivery to Buyer of a duly executed counterpart of this Agreement and the satisfaction of all conditions under which such offer is made, but such offer may be revoked by Buyer by written notice given at any time prior to such acceptance and satisfaction.

         16.07 Number and Gender. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

         16.08 Attachments. If the provisions of any exhibit, schedule or rider to this contract are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail. The Exhibits attached are hereby incorporated as integral parts of this Agreement.

         16.09 Survival of Representations. Subject to the terms and conditions of Section 8.03, above, all representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto for a period of twelve (12) months from the Closing.

         16.10 Dates. Whenever used herein, unless expressly provided otherwise, the term "days" shall mean consecutive calendar days, except that if the expiration of any time period measured in days occurs on a Saturday, Sunday, legal holiday or other day when federal offices are closed in Washington, D.C., such expiration shall automatically be extended to the next business day.

         16.11    Time of the Essence. Time is of the essence of this Agreement.

         16.12 Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller not to be unreasonably withheld. Any assignment approved by Seller shall be subject to the assignor remaining liable under this Agreement. Prior to any request for an assignment hereunder, Buyer and the proposed assignee shall provide Seller with such information as Seller may need in order to evaluate the proposed assignment.

         16.13 Effective Date. The Effective Date of this Agreement (the "Effective Date") shall be the date on which this Agreement has been executed by both Seller and Buyer. The execution hereof by Buyer shall constitute an offer by Buyer to Seller to purchase the Project on the terms and conditions herein stated, which must be accepted by Seller on or before 5:00 p.m. on May ____, 1998 by the execution hereof by Seller. If Buyer's offer is not timely accepted, this Agreement shall be thereafter null and void.

         16.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.

                                    SELLER:


                                    A&A Greenbrier, Inc.

                                    By:
                                    --------------------------
                                    Name:  Louai Alassar
                                    Title:     President

                                    A&A Northpointe B, Inc.

                                    By:
                                    --------------------------
                                    Name:  Louai Alassar
                                    Title:    President

                                    A&A Northpointe C, Inc.

                                    By:
                                    --------------------------
                                    Name:  Louai Alassar
                                    Title:    President


                                    A&A Greenbrier Tech, Inc.



                                    By:
                                    --------------------------
                                    Name:  Louai Alassar
                                    Title:    President



------------------
Date

                                       BUYER:

                                       DDR OFFICEFLEX
                                       CORPORATION, an Ohio corporation



                                       By:
----------------                                --------------------------------
Date                                            James A. Schoff
                                                Executive Vice President and
                                                Chief Operating Officer

JOINDER BY ESCROW AGENT


         Commercial Title Group, Limited, referred to in this Agreement as the "Escrow Agent," hereby acknowledges that it received this Agreement executed by Seller and Buyer on the ____ day of ________, 1998, and accepts the obligations of the Escrow Agent as set forth herein. It further acknowledges that it received the Deposit on the _____ day of __________ 1998. The Escrow Agent hereby agrees to hold and distribute the Deposit in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.

         COMMERCIAL TITLE GROUP, LIMITED


         By:
             -------------------------------
             Name:      Douglas Nichols
             Title:     Vice President

         Address:       8605 Westwood Center Drive
                        Suite 401
                        Tyson's Corner
                        Vienna, Virginia 22182

                              SCHEDULE OF EXHIBITS




         Exhibit A-1 through Exhibit A-4 - breakdown of land ownership on a Seller by Seller basis
         Exhibit B - Information on Loans
         Exhibit C - Title/Survey
         Exhibit D - Certified Rent Roll
         Exhibit E - Form of Tenant Estoppel Certificate
         Exhibit F - Underground Storage Tanks
         Exhibit G - Buyer Leasing and Tenant Improvement Payments
         Exhibit H - ATT Property

                             EXHIBIT A-1 THROUGH A-4

                                      LAND

                                    EXHIBIT B

                              INFORMATION ON LOANS

                                    EXHIBIT C

                                  TITLE/SURVEY

                                    EXHIBIT D

                               CERTIFIED RENT ROLL

                                    EXHIBIT E

                          TENANT'S ESTOPPEL CERTIFICATE

                                    EXHIBIT F

                            UNDERGROUND STORAGE TANKS









[AS DESCRIBED IN COPIES OF EXISTING ENVIRONMENTAL REPORT, PROVIDED BY SELLER TO BUYER]

                                    EXHIBIT G

                  BUYER LEASING AND TENANT IMPROVEMENT PAYMENTS

GREENBRIER CIRCLE                                    Leasing              Ti's                   Total
-----------------
Huntsman Chemicals                                  17,608.48           71,880.90              89,489.38

Gramman/Northrop Corp.                               8,490.83              -0-                  8,490.83

Applied Technical Services                          31,254.11          134,591.97             165,846.08

NORTHPOINTE-B
-------------
Orbital Sciences                                    35,092.78           82,640.00             117,732.78

                                    EXHIBIT H

                                  ATT PROPERTY